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                                  Exhibit 10.3

                               MERCHANDISE LICENSE

        Agreement dated as of November 18, 1998 between NEW LINE PRODUCTIONS, INC. ("New Line") and COLLECTIBLE CONCEPTS GROUP,INC("Licensee").

1. DEFINITIONS.- For the purposes of this agreement, the following terms shall have the following meanings-

         (a) The "Available to Ship Date" means the date upon which New Line must receive a production sample of the Licensed Articles from Licensee.

         (b) "Event of Default" shall have the meaning set forth in paragraph

         (c) "Indemnified Parties" shall have the meaning set forth in paragraph 20(b).

         (d) "Licensed Articles" means collectible replicas of the following props: 1:200 scale jumbo jet;

                                    1:200 scale jumbo jet;

                           : I 8 scale Shaguar (subject to delivery to New Line
               of documentation, in form and substance acceptable to New Line, of prior written confirmation from Jaguar granting lights to Licensee to create and sell such replica of the Shaguar in accordance with the terms hereof:

                                    l:18 scale Beetle (subject to delivery to
                New Line of documentation, in form and substance acceptable to New Line, of prior written confirmation from Volkswagen granting rights to Licensee to Create and sell such replica of the Beetle in accordance with the terms hereof):

                                    1:8 scale Austin's cryogenic capsule; 1 1 scale replicas of: Dr. Evil's ring, male symbol and female symbol (each of this category of Licensed Articles shall be available in base metal, sterling silver and platinum); 12" x 16" limited edition tin signs: and Austin Powers' pistol.

                       The Licensed Articles shall be priced and marketed as limited edition collectibles.

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         (e) The "Marketing Date" is the date by which Licensee must commence advertising and marketing of the Licensed Articles.

         (f) The "Materials" shall have the meaning set forth in paragraph 9.

         (g) "Gross Sales" means Licensee's invoice price multiplied by the number of units of such products sold, shipped, or distributed by Licensee or its affiliates, less actual returns (but in no event shall the amount of returns exceed five percent [5%] of Gross Sales).

         (h) The "Picture" is the motion picture entitled "Austin Powers:
International Man of Mystery,"

         (i) The "Property" means the title of the Picture, the artwork title and logo, if any, of the Picture, and the fictional names and approved visual likeness of the following characters from the Picture: Austin Powers, Dr. Evil,

         (j) The "Sequel" means the possible first theatrical sequel, tentatively entitled "Austin Powers: The Spy Who Shagged Me," to be based upon the Picture. Nothing herein shall be deemed to obligate New Line to develop, produce, or distribute the Sequel.

         (k) The "Sequel Property" means the title of the Sequel, the artwork title and logo of the Sequel, and the fictional names and approved likenesses of the following characters from the Sequel, Austin Powers, Dr. Evil.

         (l) The "Term" means the period of time for which the license is granted pursuant to this agreement.

         (m) The "Territory" means the United States and Canada.

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2.   LICENSE AND RIGHTS

         (a) New Line hereby grants to Licensee a license to utilize the Property and the Sequel Property solely in connection with the manufacture, sale arid distribution of the Licensed Articles in the Territory during the Term. The license is granted on a non-exclusive basis. The right to use the approved likenesses and voice of actors is granted only to the extent of New Line's ownership or control thereof. and then only as specifically depicted in and as part of the Property and/or the Sequel Property. The license granted by New Line to Licensee hereunder to utilize the Sequel Property in connection with the Licensed Articles is conditioned upon New Line developing and producing the Sequel, and Now Line distributing the Sequel within the Territory during the Term; however, nothing contained herein shall be deemed to obligate New Line to develop, produce or distribute the Sequel. Notwithstanding anything contained herein to the contrary, the license granted to Licensee with respect to the 1:1 8 scale Shequar and 1:33 scale VW Beetle categories of the Licensed Articles is conditioned upon delivery to New Line of documentation, in form and substance acceptable to Now Line, of prior written confirmation from Jaguar and Volkswagen granting rights to Licensee to create and sell such replicas of the Shaguar and VW Beetle, respectively, in accordance with the terms hereof.

         (b) No rights are granted to use the name or biographical data of any person appearing in the Picture and/or the Sequel.

         (c) DirectResponse/DirectMail/Publicity/Premium/Proional Arrangements:
Notwithstanding the foregoing, New Line reserves the exclusive right to utilize the Licensed Articles in connection with any combination sale or premium, giveaway, promotional tie-in arrangement, fan club, charitable and/or fundraising activity, and direct response or direct-mail sale. Licensee agrees to sell to New Line, if requested, such quantities of the Licensed Articles at as low a rate and on a good terms as Licensee sells similar quantities of the Licensed Articles to the general trade.

         (d) Limitations: Other than the right to exploit the Licensed Articles utilizing the Property and/or the Sequel Property In accordance with the terms and conditions hereof, Licensee shall have no rights in or to the Property or the Sequel Property; no right to use the name and likeness of any individual who rendered services in connection with the Property or the Sequel Property unless expressly approved in writing by the New Line; and no right to use clips or excerpts of the Property or the Sequel Property.

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         (e) No Assignment or Sublicense: Licensee may not assign, sublicense or otherwise transfer all or any of the rights granted hereunder, provided.
however, that Licensee may have Licensed Articles manufactured for Licensee by a third party, provided that Licensee has obtained the prior written approval of New Line in each instance.

         (f) All rights not specifically licensed hereunder are reserved exclusively to New Line including, without limitation, all rights outside of the Territory and beyond the Term and all rights in all products, services and articles which are not Licensed Articles throughout the world in perpetuity.

         (g) Notwithstanding anything contained herein to the contrary, in the event that Licensee fails to perform its obligations hereunder, including, but not limited to, meeting the Marketing Date or the Available to Ship Date, with respect to the Property, Now Line, in its sole discretion, may immediately terminate the rights granted to Licensee hereunder with respect to the Sequel Property.

         (h) Distribution: Licensee is granted the right to distribute the Licensed Articles only through the following distribution channels (i) direct marketing in connection with the Austin Powers Collectors Club (a direct response marketing program designed only to offer the Licensed Articles); (ii) QVC and HSN: (iii) retail catalog; and (iv) specialty, gift and department stores,

3. TERM: The Term shall commence upon the signing of this agreement and shall continue until December 31, 2001 unless sooner terminated as provided herein.

4. ROYALTY: Licensee shall pay New Line a royalty in an amount equal to ten percent (10%) of the Gross Sales. In no event shall there be any deduction from Gross Sales for any costs or expenses whatsoever. or from uncollectable accounts or advertising allowances. Licensee shall pay, and hold New Line forever harmless from, all taxes, customs, duties, levies, imposts or similar charges now or hereafter imposed or based upon the manufacture, delivery, license, sale, possession or use hereunder to or by Licensee of the Licensed Articles (including, but not limited to. sales, use, inventory, income and value added taxes on sales of the Licensed Articles), which charges shall not be deducted from New Line's royalties.

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5. ADVANCE: Licensee agrees to pay a nonrefundable advance of Thirty Thousand
Dollars ($30,000) to New Line as follows: (i) Ten Thousand Dollars ($10,000) upon the earlier of signature of this agreement by Licensee or the initial shipment of the Licensed Articles; and (ii) Twenty Thousand Dollars ($20,000) on Or before the initial U.S. theatrical release of the Sequel, if any. The advance may be applied against royalties derived from sales of Licensed Articles in the Territory.

6. GUARANTEE: Licensee guarantees that the minimum aggregate amount of royalties paid to New Line during the Term (including the advance) shall be One Hundred Thousand Dollars ($100,000). Licensee shall pay an amount equal to that portion of the guarantee not previously paid pursuant to paragraphs 4 and 5 above not later than ninety (90) days prior to the expiration of the Term.

7A. MARKETING DATE: The Marketing Date for the Licensed Articles is February 1, 1999 - New Line shall have the right upon written notice to Licensee to terminate the rights granted to Licensee hereunder if Licensee shall fall for a period of sixty (60) consecutive days to continue to engage in active marketing and sales efforts regarding the Licensed Articles.

7. AVAILABLE TO SHIP DATE: The Available to Ship Date for Licensed Articles is May 1, 1999.

8. EXPLOITATION BY LICENSEE:

         (a) General Provisions: Licensee shall, during the Term, manufacture and sell the Licensed Articles throughout the territory in quantities and assortments sufficient to meet the public demand for the Licensed Articles and at the prices customarily charged by Licensee similar type class and category. Licensee shall not sell on an approval, consignment, or so-called "sale or return" basis. Licensee's exploitation of the Licensed Articles shall be carried out in a manner consistent with high standards of manufacture, distribution and salesmanship as recognized in the merchandising of first-class merchandise based upon first-class entertainment products, Licensee shall not exploit the Licensed Articles in any manner which may in any way derogate or reflect adversely upon the Property or the Sequel Property, New Line's trademarks, or New Line. If Licensee sells any Licensed Articles at a special price, directly or indirectly, to itself or its affiliate for ultimate sale to unrelated third parties or otherwise, Licensee shall pay royalties with respect to such sales based upon the price customarily charged the general trade by Licensee. Royalties shall be payable hereunder on 'unbilled' goods, except for a reasonable number of samples which may be given away in the normal course of business.

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         (b) Hand Tags: At Licensee's sole cost, Licensee shall attach a designated, branded property printed hang tag to each of Licensed Article and insert a designated branded property woven label Into each Licensed Article, the design of which hang tags and labels shall be determined by New'Line. Licensee shall order such hang tags and labels from either a manufacturer specified by New Line, or, if approved in writing by New Line, an alternate manufacturer specified by Licensee.

9. "MATERIALS": New Line will make available to Licensee photographic materials and artwork presently available to New Line with respect to the Property or the Sequel Property ("Materials") in such quantities as New Line deems appropriate. If Licensee requests or requires new or additional Materials, then all costs of such new or additional Materials shall be borne by Licensee, and paid when and as billed. All Materials, including, without limitation, all Copyrights and trademarks used thereon, shall remain the sole property of New Line.

10. APPROVALS/QUALITY OF MERCHANDISE/WARRANTIES OF LICENSEE:

         (a) Approvals: Licensee shall submit to New Line for its written approval prior to each stage of manufacture, distribution and sale thereof, all prototypes, in all stages of development. of each of the Licensed Articles and of all artwork, literary text, instructions. packaging, labels, advertising, promotional and display material and all other devices to be used in connection with the Licensed Articles. Such approval may be granted or withheld as New Line in its sole discretion may determine. If New Line has not responded to Licensee's request for an approval within two (2) weeks after New Line's receipt of a written demand for it, approval shall be deemed to not have been given. In no event shall Licensee exploit or use, in any matter or for any purpose, any prototypes or materials not previously approved in writing by New Line. After prototypes and materials have been approved pursuant to this paragraph, Licensee shall not depart therefrom without the prior written approval of New Line.

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         (b) Inspection: Licensee agrees to cause New Line to be permitted to enter the premises where the Licensed Articles are manufactured or stored, and to provide New Line with such information as it may request from time to time, to determine whether the Licensed Articles are manufactured, packaged, labeled and shipped in full compliance herewith.


         (b) Samples: Upon the commencement of distribution of each Licensed Article, Licensee shall furnish and ship free of charge, thirty-six (35) samples of such Licensed Article, Including all packaging materials, and fifteen (15) samples of all advertising, promotional and display material involved or related to such Licensed Article, to New Line, Licensee to provide New Line with "print advertising qualm color transparencies of their Licensed Articles within fifteen
(15) days after New Line receives approved production samples, said production samples to be sent to New Line no later than one week after production has begun,

         (d) Warranties: Licensee represents, warrants and agrees that (i) each Licensed Article shall be merchantable, (ii) no Licensed Articles shall deviate in any manner from the prototype approved for sale by New Line pursuant to paragraph 10(a) above; (iii) the Licensed Articles will be exploited in accordance with all applicable foreign, national, state and local laws, treaties, rules and regulations: and (iv) each Licensed Article shall be safe for public use and/or consumption, and shall be free of any defect which could result in injury to persons using and/or consuming such Licensed Article.

11. ASSIGNMENT OF RIGHTS: Licensee hereby assigns and transfers to New Line, all of Licensee's right, title and interest, throughout the world in perpetuity, in all copyrights and goodwill in and to the Licensed Articles, artwork, literary text, Instructions, cartons, containers, packing and wrapping materials, tags, labels, devices, advertising, promotional and display materials created by or through or arising out of Licensee's use of the Property or the Sequel Property. Upon the request of New Line, Licensee shall sign and deliver to New Line documentation in form and substance satisfactory to New Line confirming and effecting the foregoing,

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12. TRADEMARK AND COPYRIGHT: The license granted hereunder is conditioned is conditioned upon Licensee's strict compliance with the provisions of this notice provisions of copyright and trademark law of the United States and of each specific country in the Territory within which the Licensed Article will be distributed.

         (a) Notices: Licensee agrees that trademarks, copyrights and notices pertaining thereto shall be displayed only in such form and manner as shall be required and/or specifically approved in advance in writing by Now Line. The following legends are hereby approved by New Line and shall appear clearly visibly and recognizably at least once on all Licensed Articles and on all artwork, literary text, instructions, packaging, labels, advertising, promotional and display materials used in connection with each Licensed Article.

             (1) Copyright Notice:

             "(C)[year of shipping] New Line Productions, Inc. All Rights Reserved."

             (2) Trademark Designation:


         "Austin Powers: "International Man of Mystery"(TM) New Line Productions, Inc, All Rights Reserved."

         "Austin powers: "The Spy Who Shagged Me"(TM)New Line Productions, Inc. All Rights Reserved."

         The symbol shall also be placed in close proximity to each applicable trademark.
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(3) Use of Registered Trademark Designations:The word "Registered" or the symbol(R) shall be utilized in the legend set forth in paragraph 12(a)2 in lieu of the symbol "(TM)" at such time that New Line has notified Licensee that such use is legally permitted in the Territory. Licensee further agrees to regularly inform all persons and entities to whom Licensee distributes the Licensed Articles as to the appropriate notices and legends required to be used in connection with the advertising. promotion. display and sale of the Licensed Articles.


         (b) Licensee Cooperation: Concurrently with the termination or expiration of this, agreement, Licensee will be deemed to have assigned to New Line all trade rights, equities, good will, titles, or other rights in and to the Property and/or the Sequel Property which may have been or will be obtained by or vested in Licensee and Licensee will sign and deliver to New Line documentation in form and substance satisfactory to New Line to accomplish or confirm the foregoing, If Licensee fails to promptly sign and deliver said documentation, New Line shall have the right to execute such documentation as Licensee's attorney-in-fact, such right constituting a power coupled with an interest with rights of substitution and delegation and shall be irrevocable. Any such assignment, transfer or conveyance by Licensee to New Line shall be without consideration other than the mutual covenants and consideration contained in this agreement.

         (c) Copyright in Ancillary Matrials: Licensee shall ensure that the copyright and all rights in all materials created in connection with the exploitation by Licensee of the rights granted to Licensee in this agreement shall be owned by and in the name of New Line. Accordingly, Licensee undertakes that all persons or entities creating such material shall sign written documents sufficient to transfer the copyright and all fights in all such materials directly to New Line- Copies of such documents shall promptly be forwarded by Licensee to New Line.

         (d) Protection of Copyriqhts, Tradenames and Good Will: (i) Licensee agrees to promptly notify New Line of any actual or suspected infringements of the Property and/or the Sequel Property or Licensed Articles which may come to the attention of Licensee and to assist New Line, as and to the extent New Line may request, to protect and enforce any of New Line's rights to the Property or the Sequel Property.

         (ii) Licensee shall not undertake or permit any copying, duplication, reproduction or other exploitation of the property or the Sequel property (or any portion or element thereof) except as expressly authorized hereunder.

         (iii) Licensee shall not commingle on Licensed Articles(manufactured hereunder (or in the advertising or promotion thereof) names, characters and/or likenesses from any individual motion picture or television program which are included in the Property or the Sequel Property with those associated with any other motion picture or television program without New Line's prior written

         (iv) New Line may, but shall not be required to bring suits in its own name or in the name of Licensee or join Licensee as a party thereto. Licensee shall not institute any suit or take any action on account of any such infringements without first obtaining the prior written consent of New Line to do so. With respect to all of such suits, Licensee shall not have the right to agree to any settlement thereof without the prior written consent of Now Line, and New Line shall have the sole right to determine whether or not to appeal the decision or verdict of any court.

13. LIABILITY INSURANCE:

         (a) Insurance Coverages: Licensee shall obtain and maintain throughout the Term at its sole cost and expense, a commercial general liability insurance policy (including coverage for contractual liability (applying to the terms and conditions of this agreement), product liability, personal injury liability and advertisers liability), in a form approved by New Line, from a qualified insurance company approved by New Line naming as additional named insureds New Line, and each and all of the Indemnified Parties. The amount of coverage shall be a minimum of Five Million Dollars ($5,000,000) per occurrence for bodily injury and Five Million Dollars($5,000,000) for property damage, and any "other insurance" or similar provision which would have the effect of making such insurance not the primary insurance with respect to such coverage shall be deleted. In no event shall Licensee exploit any Licensed Article prior to receipt by New Line of evidence satisfactory to New Line that such insurance is in force (copies of fully paid certificates of insurance naming New Line as an insured party shall constitute satisfactory evidence of such insurance).

         (b) Release: Licensee hereby releases New Line and the Indemnified Parties from all liability and responsibility for any and all liabilities losses, costs. expenses (including attorney's fees and disbursements), damages, claims, demands, causes of action and judgments resulting from or in connection With any defects or failure to perform with respect to which insurance is required to be carried by Licensee pursuant to paragraph 13(a). Said release shall also apply to any claims under or through Licensee as a result of any asserted right of subrogation.

14. STATEMENTS AND PAYMENTS:

         (a) Statements: Thirty days after each calendar quarter following the initial shipment by Licensee of any Licensed Article hereunder, Licensee shall deliver to New Line statements certified to be complete and accurate by the President or the Chief Financial Officer of Licensee setting forth separately for each country within the Territory and for each type, class and category of Licensed Articles, the number of Licensed Articles shipped, a description of such Licensed Articles and the Gross Sales therefor.

         (b) Payment of Royalty/Advance: All royalties payable to New Line hereunder with respect to activity occurring during any calendar quarter shall be due and must be paid to New Line with the statement rendered pursuant to paragraph 14(a).

         (c) No Waiver: The receipt or acceptance by New Line of any of the statements furnished pursuant to this agreement or of any royalties paid hereunder shall not preclude New Line from questioning the correctness thereof at any time. and in the event that any inconsistencies mistakes or errors are discovered in the statements or payments, they shall be immediately rectified and the appropriate payment made by Licensee to New Line.

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15. INSPECTION AUDIT: Licensee agrees to keep complete. accurate and orderly books of account and records at its principal place of business covering all transactions relating to the rights granted hereunder, New Line's duly authorized representatives shall have the right to examine and to make copies and extracts of said books of account and records, Upon demand by New Line, Licensee shall at its own expense furnish to New Line a detailed statement by an independent certified public accountant approved by New Line showing pricing information, the number and description of the Licensed Articles shipped and/or sold by Licensee up to the date of New Line's demand, and any other pertinent information New Line may request. It any audit conducted by New Line's representative discloses that Licensee owes royalties to New Line in excess of five percent (5%), the cost of the examination and collection shall be borne by Licensee. If Licensee prohibits, interferes with or delays the entry of New Line of New Lines duly authorized representative onto Licensee's premises pursuant to the foregoing, then, in addition to any and all other remedies that New Line may have hereunder or at law or in equity, New Line shall have the night if such conduct has not been cured within one (1) week after Licensee's receipt of written demand by New Line to treat the same as an Event of Default.

16.  EVENTS OF DEFAULT TERMINATION:

         (a) Event of Default: The occurrence of any one or more of the following events shall constitute an "Event of Default" by Licensee hereunder:
(i) Any breach, violation or failure to perform by Licensee of any of Licensee's material obligations under this agreement, (ii) any material breach or inaccuracy of any representation or warranty by Licensee contained in or made in connection with this agreement; (iii) the occurrence of any material default under any other document entered into by Licensee with New Line or executed pursuant thereto and (iv) any event designated as an Event of Default elsewhere in this agreement.

         (b) Statements and Certificates: If Licensee has failed to send any statement or certification or to make any payment required under this agreement and has not remedied such failure within five (5) business days after its receipt of a written demand to do so then such failure shall be an Event of Default.

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         (c) Right of Termination: If any Event of Default shall occur, New Line shall have the right, at is sole discretion (and in addition to any and all other rights and remedies of New Line), at no cost or expense to New Line, by transmission of written notice to Licensee, to (i) immediately terminate this agreement', (ii) immediately terminate that portion of this agreement applicable to any one or more Licensed Article or type, class or category thereof', and at the further option of New Line, and (iii) to terminate any other agreement, instrument or document entered into with New Line or executed pursuant hereto.

         (d) Bankruptcy: If Licensee files or suffers a petition in bankruptcy which is not discharged within sixty (60) days of its filing, or if Licensee becomes insolvent or makes an assignment for the benefit of its creditors, or if Licensee discontinues its business, or suspends active operations or any substantial part thereof, or it a receiver is appointed for Licensee or its business, then notwithstanding anything to the contrary contained in this paragraph 16(d), to the extent permitted by law, the license hereby granted shall automatically and immediately terminate without any notice whatsoever and at no cost or expense to New Line. Should this license be so terminated. Licensee, its administrators and successors, shall have no right to exploit or in any way deal with any Licensed Articles and any other copyrighted materials, except with and under the special prior written consent and written instructions of New Line which Licensee or such other parties shall be obligated to follow. That portion of Gross Sales payable to New Line as its royalty in connection therewith shall be received by Licensee, its administrator and successors in trust for, and paid upon receipt to, New Line.

17. EFFECT OF TERMINATION: Upon and after the expiration or earlier termination of the Term (except as expressly provided in paragraph 18(b), all rights granted to Licensee hereunder shall automatically and immediately revert to New Line, and Licensee shall have no further right to exploit or any way deal with any Licensed Articles or related materials. Immediately upon the expiration or earlier termination of this agreement, Licensee shall at New Line's election either (i) turn over to New Line all molds, printing plates, artwork, films, silk-screens, and any and all other materials which reproduce or were used in the design and exploitation of the Licensed Articles or the Property or the Sequel Property, or (ii) provide, evidence satisfactory to New Line of their destruction. In the event of any termination of this agreement by New Line, Licensee shall not be relieved or released from any of its obligations existing prior to such termination.

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18.  INVENTORY UPON TERMINATIN OR EXPIRATION:

         (a) lnventory Statement: Licensee shall furnish to New Line, not less than sixty (60) days before the expiration of the Term. and not more than five
(5) days after receipt of a notice of termination, a statement showing the number and description after of Licensed Articles held by or for Licensee or in process of manufacture. New Line shall have the right to enter all premises where the Licensed Articles are located to take a physical inventory to verify such statement, and any refusal by Licensee to submit to such physical inventory shall forfeit any rights Licensee may have to dispose of such Licensed Articles.

         (b) Sell-Off: Concurrently with the delivery to New Line of the inventory statement provided in paragraph 18(a) above, Licensee shall deliver to New Line in writing Licensee's offer to sell all of Licensee's inventory of finished and unfinished Licensed Articles to New Line at Licensee's direct manufacturing costs thereof. If New Line does not accept such offer within fifteen (15) days of receipt then, provided the license has not been terminated for an Event of Default, Licensee may, on a non-exclusive basis, sell the Licensed Articles which are on hand or in process at the expiration date or at the time notice of terr6ination is received, for a period of sixty (60) days following expiration or termination, at produces and terms no more favorable to any third party than those offered to New Line. Royalties with respect to such sale of the Licensed Articles during such sixty (60) day period shall be paid and monthly statements shall be furnished for such sixty (60) day period, all remaining Licensed Articles shall be destroyed, and a sworn certificate of destruction shall be furnished by Licensee to New Line executed by the President or the Chief Financial Officer of Licensee.

         (c) Restriction on Sell-Off: Notwithstanding anything to the contrary contained in this agreement, Licensee shall have no right to exploit any Licensed Article after the termination of this agreement if such termination Is based on an Event of Default. In such event, if New Line has not accepted Licensee's offer pursuant to the first sentence of paragraph 1 B(b) above within fifteen (15) days of receipt, the remaining Licensed Articles shall be destroyed and a sworn certificate of destruction shall be furnished by Licensee to New Line executed by the President or the Chief Financial Officer of Licensee.

19. NEW LINE'S REPRESENTATIONS AND WARRANTIES: New Line represents and warrants that New Line has the right to license the Property and the Sequel Property to Licensee in accordance with the terms and provisions of this agreement. New Line makes no representation or warranty: (1) as to the amount of Gross Sales or any profits Licensee will derive from the rights licensed hereunder: (2) that New Line will obtain other licenses to merchandise, manufacture or distribute goods or wares utilizing the Property and/or the Sequel property; or (3) that New Line will not modify the Property or the Sequel Property or Change any characteristics thereof,

20. INDEMNIFICATIONS: -

         (a) By New Line: New Line Shall indemnity, defend and hold harmless Licensee against any breach by New Line of any warranty or representation made by New Line. Licensee shall give New Line prompt written notice of any such claim or suit. New Line shall have the - option to undertake and conduct the defense of any such suit so asserted or brought.

         (b) By Licensee: Licensee shall indemnify and hold harmless New Line, Time Warner. Turner Broadcasting Systems, Inc. and each of their successors assigns, parents, subsidiaries, affiliates and co-venturers and all other parties associated with the Property and/or the Sequel Property, and their respective directors, officers, employees and agents ('Indemnified Parties') from and against all losses, costs, expenses (including attorneys' fees), damages, liabilities, claims, demands, causes of action and judgments that any of the Indemnified Parties may incur or suffer arising out of or in connection with or as a result of any breach by Licensee of any of Licensee's representations, warranties or obligations contained in this agreement, any unauthorized exploitation of the Property or the Sequel Property. any defect in or use by any person or entity of any Licensed Article. any defamation or invasion of the right of privacy, publicity or other personal or property right any breach of any confidentiality or trade secret provision or agreement, any use of any patent, process, method or device, or any infringement of any copyright or trademark not licensed hereunder by New Line. New Line shall have the fight to defend any such action or proceeding with attorneys of its own selection at Licensee's cost and expense.

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21.  REMEDIES:

         (a) Failure to Cease Exploitation: Licensee acknowledges that its failure (except as otherwise specifically provided herein) to cease the exploitation of the Licensed Articles in any type, class or category thereof at the earlier of termination or expiration of this agreement will result in immediate and irreparable damage to New Line and to the rights of any other licensees. Licensee further acknowledges and admits that there is no adequate remedy at law for such failure and Licensee therefore hereby voluntarily and knowingly stipulates and agrees that in the event of any such failure, New Line shall be entitled to seek injunctive relief and other equitable remedies as well as costs and attorney's fees.

         (b) No Waiver by New Line: Resort to any remedies referred to in this agreement shall not be construed as a waiver of any other rights and remedies to which New Line is entitled at law, in equity or otherwise and all such remedies shall be cumulative and non-exclusive. New Line shall be entitled to attorney's fees and all auditing fees and expenses incurred in the enforcement of the provisions of this agreement.

         (c) Licensee's remedies for any breach of this agreement or of any representation or warranty made by New Line are limited to money damages. Licensee waives any right it may have to enjoin or interfere with any use by New Line, its licensees or assigns of the Picture or the Sequel, the Property or the Sequel Property.

22. JURISDICTION AND VENUE: Disputes arising out of or relating to this agreement or the breach or alleged breach of this agreement may be resolved in the city, state or federal courts located in the city and state of New York or any other court having jurisdiction. The parties hereto hereby submit to the jurisdiction and venue of the city, state and federal courts located in New York, New York, and agree that service may be made by registered mail, return receipt requested mailed from the United States, such service shall be deemed personal service and shall be deemed to have been made on the date which is one
(1) week after the mailing thereof.

23. COPYRIGHT: The entire copyright in all artwork and other literary and artistic material created by or pursuant to the authority of Licensee in connection with this agreement and the rights granted under it shall be owned by and is hereby assigned to New Line throughout the world in perpetuity. Licensee shall execute or cause to be executed such documents as are reasonably requested by New Line to evidence its copyright ownership.

24. NOTICES: All notices required or desired to be transmitted hereunder shall be in writing and shall be transmitted by registered or certified mail (postage prepaid and return receipt requested), courier, messenger, or telecopier to the following addresses:


           LICENSEE                      NEW LINE
           --------                      --------

Collectible Concepts Group, Inc   New Line Productions, Inc.
1600 Lower State Road             888 Seventh Avenue
Chalfont* PA 16914                New York, NY 10106
Attn: Paul Lipschutz              Attn: David Imhoff
President                         Executive Vice-President
                                  Worldwide Licensing &
                                  Merchandising
Fax#: (215) 491-1079              Fax#: (212) 956-1941

                                  With a copy to:

                                  New Line Productions, Inc.
                                  888 Seventh Avenue
                                  New York, New York 10106
                                  Attn: Benjamin Zinkin
                                  Sr. Executive Vice
                                  President,
                                  Business & Legal Affairs
                                  (212)956-1931

                                  and:

                                  New Line Productions, Inc.
                                  888 Seventh Avenue
                                  New York. New York 10106
                                  Attn: Director.  Royalty Accounting
                                  Fax:(212)956-1938

25. CONFIIDENTIALITY: Licensee shall not directly or indirectly disclose to the public or to the trade any of the terms of this agreement without the prior written consent of New Line.

26. NO JOINT VENTURE: Nothing herein contained shall be construed to place the parties in relationship of partner or joint venturers nor constitute any party the agent of any other party. Licensee shall have no power to obligate or bind New Line in any manner whatsoever.

27. BLOCKED FUNDS: If by any reason of the laws of any country, Licensee's receipts from the sale of the Licensed Articles are frozen or not remittable to the United States, Licensee shall promptly notify New Line. Under such circumstances, and to the extent permitted by the laws of such country, Licensee shall make such disposition of such part of said payment to which New Line would be notified hereunder if the funds were transmitted and paid in the United States in accordance with the terms hereof as New Line may direct, including deposit in or payment to any bank, trust company or other person in the particular territory for the account of New Line or otherwise, Such disposition shall discharge Licensee of its obligations to make any further payment or to take any further action in respect of the funds so disposed,

28.      MISCELLANEOUS:

         (a) Entire Agreement: This agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and undertakings relating to the subject matter hereof. No representation has been made which is not set forth above.

         (b) Amendments: This agreement may be amended or modified only by written instrument executed by each party hereto.

         (c) Governing Law: This agreement, its validity, construction and effect shall be governed and construed under the laws of the State of New York applicable to agreements entered into and wholly to be performed in the State of New York.

By signing in the spaces provided below, the parties hereto have agreed to all of the terms and conditions of this agreement.

COLLECTIBLE CONCEPTS GROUP,INC   NEW LINE PRODUCTIONS, INC.

         BY:______________________   BY:____________________
         Its:_____________________   Its:___________________